Exhibit 10.40(b)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ADDITIONAL CAPITAL CONTRIBUTION AGREEMENT

This ADDITIONAL CAPITAL CONTRIBUTION AGREEMENT, dated as of June 30, 2008 (this “Agreement”), is entered into by and between EFS Noble II, LLC, a Delaware limited liability company (“EFS Noble II”), GE Capital Markets, Inc., a Delaware corporation (“GECM”, and together with EFS Noble II, the “Contributing Members”), Noble Environmental Power 2008 Hold Co., LLC, a Delaware limited liability company (the “Company”), and Noble Environmental Power 2008 Hold Co. Prime, LLC, a Delaware limited liability company (“Noble Holdco”).  Each Class A Equity Investor (as defined below), the Company and Noble Holdco is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

A.            WHEREAS, pursuant to the Membership Interest Purchase and Equity Capital Contribution Agreement of even date herewith, by and among the Contributing Members, the Company and Noble Holdco (the “Contribution Agreement”), the Class A Equity Investors will acquire from the Company certain Class A Units (as defined therein); and

B.            WHEREAS, the Parties desire to enter into this Agreement to set forth their agreement regarding certain capital contributions to be made by the Class A Equity Investors to the Company.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.01.       Definitions.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Contribution Agreement, and the rules of interpretation set forth in the Contribution Agreement shall apply to this Agreement as if set forth herein.  The following terms shall have the following meanings:

“Acceptable Power Purchaser” means NYISO, any Person purchasing power in the bid-based markets administered by NYISO, or any other Person that is an “unrelated person” to the Company within the meaning of Code Section 45(a)(2)(B); provided that Noble Holdco shall not be an Acceptable Power Purchaser.

“Additional Capital Contribution” has the meaning set forth in Section 3.01.

 “Capital Contribution” has the meaning set forth in the LLC Agreement.

“Cash Recoupment Amount” has the meaning set forth in the LLC Agreement.

“Class A Member” has the meaning set forth in the LLC Agreement.

“Collateral Documents” has the meaning set forth in the Financing Agreement.

“Contingent Quarterly Contribution Amount” means, with respect to any Fiscal Quarter or applicable portion thereof, an amount (expressed in dollars) equal to the lesser of:

(a)           (1) the sum of the following:

(i)            with respect to Eligible Wind Turbines not subject to a Modified PTC Extension, the product of ***% and the amount of PTCs generated for such Fiscal Quarter or applicable portion thereof from any such Eligible Wind Turbines; and

(ii)           with respect to Eligible Wind Turbines subject to a Modified PTC Extension, the product of ***% and the amount of PTCs generated for such Fiscal Quarter or applicable portion thereof from any such Eligible Wind Turbines; minus

(2) the Fixed Quarterly Contribution Amount for such Fiscal Quarter or applicable portion thereof; and

(b)           the Remaining Contingent Quarterly Contribution Limit.

“Contribution Invoice” has the meaning set forth in Section 3.02.

“Contribution Period” means the period beginning on the Initial Equity Capital Contribution Date and ending on the date that the PTC Periods with respect to all Eligible Wind Turbines have expired.

“Cumulative Contingent Quarterly Contribution Amount” means an amount (expressed in dollars) equal to the sum of (a) the Second Equity Capital Contribution, if any, and (b) the portion of all Additional Capital Contributions attributable to Contingent Quarterly Contribution Amounts that have been made for all prior Fiscal Quarters or applicable portions thereof.

 “Eligible Wind Turbine” means, with respect to any Fiscal Quarter or applicable portion thereof, a Wind Turbine that has achieved Turbine Substantial Completion with respect to which PTCs are available for the production and sale of electricity therefrom as of the date of the Equity Capital Contribution related to such Wind Turbine (pursuant to Code Section 45 as in effect on the date hereof or a PTC Extension or a Modified PTC Extension, as the case may be), and with respect to which the Company (directly or indirectly through any Project Company) is the owner (or is treated as the owner of such Wind Turbine for federal income tax purposes).

“Fixed Quarterly Contribution Amount” means the Fixed Quarterly Contribution Amount as defined in, and calculated pursuant to the methodology set forth in, Schedule A attached hereto.

“kWh” means kilowatt per hour of electricity.

“Modified Cash Flip Trigger Amount” has the meaning set forth in the LLC Agreement.

“Modified PTC Extension” means an amendment, renewal, modification or change to Code Section 45 (or any successor provision if Code Section 45 is redesignated) that (a) is enacted before January 1, 2010, (b) changes the date specified in Code Section 45(d)(1) (as in effect on the Execution Date) before which a facility using wind to produce electricity must be originally placed in service in order to constitute a “qualified facility” (within the meaning of Code Sections 45(d)(1) and 45(a)(2)(A)(ii) or any successor provision if Code Section 45 is redesignated), from January 1, 2009, to January 1, 2010, or some later date and (c) changes one or more of the following in the manner specified:  (1) the tax credit rate specified in Code Section 45(a)(1) (as in effect on the Execution Date) is changed to a different amount (whether such amount is higher or lower), (2) the tax credit period specified in Code Section 45(a)(2)(A)(ii) (as in effect on the Execution Date) is changed to a period of a different duration (e.g., 10 years is changed to 5 years), (3) the inflation adjustment specified in Code Section 45(b)(2) (as in effect on the Execution Date) is eliminated or changed to a different inflation adjustment, (4) the total amount of PTCs is capped to a percentage of the eligible basis of the qualified facility, or (5) any other change in Code Section 45 (as in effect on the Execution Date) (or any successor provision if Code Section 45 is redesignated) that extends or renews the availability of PTCs for a wind facility originally placed in service after December 31, 2008, that is not a PTC Extension, that is quantifiable and that can be incorporated in the Base Case Model in order to compute the Cash Recoupment Amount and the Modified Cash Flip Trigger Date (as such terms are defined in the form of LLC Agreement attached as Annex 2 to the Contribution Agreement); provided, however, for the avoidance of doubt, with respect to clauses (1) through (5) of this definition, (i) such amendment, renewal, modification or change makes no other changes to Code Section 45 (or any successor provision if Code Section 45 is redesignated) that will have an impact on the availability of PTCs to the Class A Equity Investors and (ii) the amount and timing of PTCs under such amendment, renewal, modification or change can be determined by making no other assumptions other than with respect to the “GDP implicit price deflator” (within the meaning of Code Section 45(e)(2)(B) as in effect on the Execution Date).

“PTC Extension” means an amendment, renewal, modification or change to Code Section 45 that (a) is enacted before January 1, 2010, (b) changes the date currently specified in Code Section 45(a)(1) before which a facility using wind to produce electricity must be originally placed in service in order to constitute a “qualified facility” (within the meaning of current Code Sections 45(d)(1) and 45(a)(2)(A)(ii)), from January 1, 2009, to January 1, 2010 or some later date and (c) allows PTCs beginning on the date such wind facility is originally placed in service (rather than the effective date of such amendment, modification or change, if such effective date is later); provided, such amendment, modification or change makes no other changes that would adversely affect (as determined in the reasonable discretion of the Majority of the Class A Members and the Class B Member) the availability or amount of PTCs, such that

PTCs will be allowed with respect to a wind facility placed in service after December 31, 2008, and before January 1, 2010, on the same terms (including, for example, the tax credit rate currently specified in Code Section 45(a)(1), the tax credit period currently specified in Code Section 45(a)(2)(A)(ii), and the inflation adjustment currently specified in Code Section 45(b)(2)) as under Code Section 45 as in effect as on the Execution Date (as defined in the Contribution Agreement) for wind turbines placed in service before January 1, 2009.

“PTC Period” means, with respect to any Eligible Wind Turbine, the ten year period (or, in the case of an Eligible Wind Turbine that qualifies for PTCs pursuant to a Modified PTC Extension that shortens the tax credit period specified in Code Section 45(a)(2)(A)(ii) (as in effect on the Execution Date), such shorter period) beginning on the date that such Wind Turbine has achieved Turbine Substantial Completion.

“Quarterly Contribution Amount” means the sum of the Fixed Quarterly Contribution Amount and the Contingent Quarterly Contribution Amount.

“Related Party” has the meaning set forth in the LLC Agreement.

“Remaining Contingent Quarterly Contribution Limit” means, with respect to any Fiscal Quarter or applicable portion thereof, an amount (expressed in dollars) equal to (a) the product of (1) ***% and (2) the Total Fixed Contribution Amount divided by ***%, minus (b) the Cumulative Contingent Quarterly Contribution Amount.

“Revised Additional Contribution” has the meaning set forth in Section 3.03.

“Revised Contribution Invoice” has the meaning set forth in Section 3.03.

“Revised Invoice” has the meaning set forth in Section 3.03.

“Total Fixed Contribution Amount” means an amount (expressed in dollars) equal to the sum of (a) the Initial Equity Capital Contribution and (b) the aggregate amount of all Fixed Quarterly Contribution Amounts.

“Turbine Substantial Completion” has the meaning set forth in the LLC Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.01.       Representations and Warranties.  Each Class A Equity Investor hereby represents and warrants to the Company and to Noble Holdco as of the date hereof, on the Initial Equity Capital Contribution Date, and, with respect to any Person hereafter admitted as a Class A Equity Investor that accedes and becomes a Party to this Agreement pursuant to Section 6.04 hereof, such Person represents and warrants to the Company and Noble Holdco as of the date such Person becomes a Party hereto:

(a)           Organization and Good Standing.  It is duly organized, validly existing and in good standing under the laws of its state of formation, with full power and authority to carry on its business as such business is now conducted.

(b)           Authorization, Execution and Enforceability.  It has full corporate, limited liability company, general partnership or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to make its respective Additional Capital Contributions and to consummate the transactions contemplated hereunder.  The execution and delivery by it of this Agreement, and the consummation by it of the transactions contemplated hereunder, have been duly authorized by all necessary corporate, limited liability company, general partnership or limited partnership action, as applicable.  This Agreement has been duly executed and delivered by it.  This Agreement constitutes a valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(c)           Legal Proceedings.  There is no action, claim, suit, investigation or proceeding (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to its Knowledge, threatened by or against it, its directors, officers, employees, agents of it, or any of its Affiliates involving, affecting or relating to the transactions contemplated hereunder or, when executed and delivered, the LLC Agreement, or its ability to complete the transactions contemplated hereunder or thereunder.  It is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitral body involving, affecting or relating to the transactions contemplated hereunder or, when executed and delivered, the LLC Agreement, or its ability to complete the transactions contemplated hereunder or thereunder.

(d)           No Violation.  The execution, delivery and performance by it of this Agreement and, when executed and delivered, the LLC Agreement, and the consummation by it of the transactions contemplated hereunder or thereunder do not and will not: (i) violate or conflict with any provision of its Charter Documents; (ii) violate any Applicable Law (it being understood that no representation is made as to any rules or regulations of FERC); (iii) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default, or result in an Encumbrance being created or imposed upon any of its properties or Assets, under any material contract to which it is a party or by which its property is bound, which material violation, material breach, material default or Encumbrance would adversely affect its ability to perform its obligations under this Agreement or, when executed and delivered, the LLC Agreement; (iv) impose any adverse impact on the ability of any Project Company to comply with the Federal Power Act as it exists as of the date hereof (including maintaining compliance with FERC’s market-based rate authority requirements); or (v) cause any Project Company, Noble Holdco or the Company not to be entitled to the exemptions from regulation afforded to an EWG or a “holding company”, as such term is defined in PUHCA, of one or more EWGs that is a “holding company” solely by virtue of its ownership interests in one or more EWGs.

(e)           Governmental Approvals.  No Governmental Approval is required to be obtained or made by it for the execution, delivery and performance by it of this Agreement or, when executed and delivered, the LLC Agreement, or the consummation of the transactions contemplated hereby or thereby, other than any Governmental Approvals that have been obtained or made or that may be required to be obtained or made at a future date, which future Governmental Approvals could reasonably be expected to be obtained as and when required.

(f)            Class A Investment Intent; Unregistered Securities.  The Class A Units to be held by it will be acquired for investment for its own account, except as stated in the proviso to this sentence, not with a view to the distribution of any part thereof, and, without in any way affecting its right to dispose of its Class A Units as permitted by the LLC Agreement, it has no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, that the Class A Equity Investor may have an agreement or present intention to assign all or a portion of its rights and obligations under this Agreement to one or more Approved Investors in accordance with the provisions of Section 6.05(d) of the Contribution Agreement.  It understands that the Class A Units are characterized as a “restricted security” under federal and state securities laws inasmuch as such securities are being acquired in a transaction contemplated hereunder not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering the Class A Units or an exemption from registration under federal and state securities laws.

(g)           Accredited Investor.  It is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended.  It has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Class A Units; it has independently evaluated the risks and merits of purchasing the Class A Units and has independently determined that the Class A Units are a suitable investment for it; and it has sufficient financial resources to bear the loss of its entire investment in the Class A Units.

(h)           United States Person.  It (or if it is a disregarded entity, its owner) is a United States person not subject to withholding under Code Section 1446.

(i)            No Other Representations.  It is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, by the Company, any Project Company, Noble Holdco, or any Guarantor except for the representations or warranties made for its benefit and expressly set out in the Contribution Agreement and, when executed and delivered, the LLC Agreement and any certificate delivered in connection with any of the foregoing.

(j)            Brokers.  No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of it, for which Noble Holdco, the Company or any Project Company will be responsible.

(k)           Participation in NYISO.  Neither it (nor any of its Affiliates) purchases electric energy through the wholesale market operated under the oversight of NYISO.

ARTICLE 3
ADDITIONAL CAPITAL CONTRIBUTIONS

3.01.       Obligation.

(a)           In accordance with the payment terms and procedures set forth in this Article 3, with respect to each Fiscal Quarter ending during the Contribution Period and the portion of the Fiscal Quarter at the end of the Contribution Period, each Class A Equity Investor shall make a cash capital contribution (each, an “Additional Capital Contribution”) to the Company in an amount (expressed in dollars) equal (i) to the Quarterly Contribution Amount for such Fiscal Quarter (or portion of a Fiscal Quarter in the case of the first and last Fiscal Quarters during the Contribution Period) multiplied by (ii) a fraction, the numerator of which is the number of Class A Units held by such Class A Equity Investor at the end of such Fiscal Quarter or portion of such Fiscal Quarter, as applicable, and the denominator of which is the total number of Class A Units issued and outstanding as of the end of such Fiscal Quarter or portion of such Fiscal Quarter, as applicable.

(b)           If, at any time during the Contribution Period, a Class A Equity Investor or its Affiliate (as defined in the LLC Agreement) becomes a Related Party and fails to comply with its obligations under Section 6.06 of the LLC Agreement and the Managing Member has complied with its obligations under Section 6.06(a) and (b) of the LLC Agreement, the Additional Capital Contributions shall be adjusted as provided in Section 6.06(d) of the LLC Agreement.  If, at any time during the Contribution Period, a Class A Member becomes a Related Party as a result of the Managing Member failing to comply with its obligations under Section 6.06(a) or (b) of the LLC Agreement, then the portion of the Additional Capital Contributions reflecting the Contingent Quarterly Contribution Amount shall be reduced to the extent that the failure to qualify for PTCs is due to such Class A Member becoming a Related Party and shall be further reduced in accordance with Section 6.06(d)(ii) of the LLC Agreement.

(c)           The obligation of each Class A Equity Investor to make Additional Capital Contributions shall be terminated on the earliest to occur of:  (i) the last day of the Contribution Period (provided that any Class A Equity Investor shall remain obligated with respect to any Additional Capital Contribution with respect to a Fiscal Quarter or portion thereof that has accrued prior to the last day of the Contribution Period in connection with such Class A Equity Investor’s Class A Units); (ii) the date title to all of the Class A Units is transferred from the Class A Member to the Administrative Agent or its designee pursuant to the exercise of remedies under the Equity Support Member Pledge Agreement or otherwise; and (iii) the date that the Flip Point (as defined in the LLC Agreement) occurs provided that the obligation to make Additional Capital Contributions shall not terminate by reason of this clause (iii) until the date the Debt Obligations under the Debt Financing Documents have been repaid in full.

3.02.       Payment.  The Company shall calculate the Additional Capital Contribution owed by the Class A Equity Investors with respect to each Fiscal Quarter or applicable portion thereof and shall submit an invoice for such amount (a “Contribution Invoice”) to the Class A Equity Investors within ten (10) Business Days of the end of such Fiscal Quarter or applicable portion thereof (or as soon as reasonably practicable after receipt by the Company of the NYISO production statements with respect to the relevant period).  Each Contribution Invoice shall include supporting materials reasonably satisfactory to the Class A Equity Investors evidencing the following information for the Fiscal Quarter or applicable portion thereof: the total number of kWhs produced by the Wind Turbines and sold by the Project Companies to Acceptable Power Purchasers and the number of Wind Turbines and Eligible Wind Turbines.  Within thirty (30) days after its receipt of a Contribution Invoice, each Class A Equity Investor shall make such Additional Capital Contribution in immediately available funds to the Company.

3.03.       Adjustment.  If the Company or a Project Company receives an amended, revised or otherwise modified invoice or other written notice from an Acceptable Power Purchaser (a “Revised Invoice”) indicating that such Acceptable Power Purchaser has adjusted (either upward or downward) the number of kWhs that have been reflected in a Contribution Invoice or any revised Contribution Invoice previously delivered to the Class A Equity Investors pursuant hereto, or there is any other revision, adjustment or correction to the total number of kWhs produced by the Wind Turbines, the number of Wind Turbines or the number of Eligible Wind Turbines (which revision, adjustment or correction shall be made by the Company at the same time as, and shall be consistent with, the actual tax and accounting calculations and reports prepared by or on behalf of the Company), then, within ten (10) Business Days of its receipt of such Revised Invoice or other revision, adjustment or correction, the Company shall recalculate the Contingent Quarterly Contribution Amount for the applicable Fiscal Quarter or applicable portion thereof and deliver to the Class A Equity Investors such Revised Invoice together with a revised Contribution Invoice (the “Revised Contribution Invoice”) setting forth the revised  Additional Capital Contribution (the “Revised Additional Contribution”) for such Fiscal Quarter or applicable portion thereof.  Each Revised Contribution Invoice shall include supporting materials reasonably satisfactory to the Class A Equity Investors evidencing the applicable revisions.  If the Revised Additional Contribution for a Fiscal Quarter or portion thereof exceeds the Additional Capital Contribution for such Fiscal Quarter or applicable portion thereof, each Class A Equity Investor shall increase its Additional Capital Contribution for the subsequent Fiscal Quarter(s) or applicable portion thereof by the amount of such excess (relative to the other Class A Equity Investors); provided that each Class A Equity Investor shall pay its share of such excess (relative to the other Class A Equity Investors) in immediately available funds to the Company within ten (10) Business Days after the end of such Fiscal Quarter or applicable portion thereof if such Fiscal Quarter or applicable portion thereof is the last one in the Contribution Period.  If the Additional Capital Contribution for any Fiscal Quarter or applicable portion thereof exceeds the Revised Contribution Invoice for such Fiscal Quarter or applicable portion thereof and the Class A Equity Investors have already made their respective Additional Capital Contributions in accordance with Section 3.02, each Class A Equity Investor shall be entitled to deduct its share of the amount of such excess (relative to the other Class A Equity Investors) from its respective Additional Capital Contributions required for any subsequent Fiscal Quarter(s) or applicable portion thereof until such excess is paid in full; provided that the Company shall remit to each Class A Equity Investor an amount (expressed in dollars) equal to its share of the amount of such excess (relative to the other Class A Equity Investors) within ten (10) Business Days after the end of such Fiscal Quarter or applicable portion thereof if such Fiscal Quarter or applicable portion thereof is the last one in the Contribution Period.  For the avoidance of doubt, (a) the Fixed Quarterly Contribution Amounts shall not be subject to any adjustment under this Section 3.03 and (b) any adjustment under this Section 3.03 shall be treated as an adjustment to the Contingent Quarterly Contribution Amounts, which revised amounts shall be determined by taking into account the Contingent Quarterly Contribution Limit pursuant to clause (b) of the definition of “Contingent Quarterly Contribution Amount.”

ARTICLE 4
ADDITIONAL CAPITAL CONTRIBUTIONS TREATMENT

4.01.       Additional Capital Contributions Treatment.  Each Additional Capital Contribution made by a Class A Equity Investor pursuant to Article 3 shall be a treated as a Capital Contribution by such Class A Equity Investor to the Company in the amount of such Additional Capital Contribution and shall be made to the Operating Account (as defined in the Debt Financing Documents).

ARTICLE 5

CONDITIONS PRECEDENT

5.01.       Initial Equity Capital Contribution Date.  The effectiveness of this Agreement is subject to the occurrence of the Initial Equity Capital Contribution Date pursuant to the Contribution Agreement.

ARTICLE 6

MISCELLANEOUS

6.01.       Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or certified mail, return receipt requested, or by facsimile or other electronic transmission.  A notice, request or consent given under this Agreement is effective on receipt by the Party receiving it; provided that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day.  All notices, requests and consents to be sent to a Party must be sent to or made at the addresses given for that Party below (or to such other Person or address as a Party may previously have notified all other Parties pursuant to the provisions of this Section 6.01).  A copy of any notice, request or consent to the Company must be given to all of the other Parties.  Whenever any notice is required to be given by Applicable Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  The names and addresses for the service of notices referred to in this Section 6.01 are:

If to the Company, to:

Noble Environmental Power 2008 Hold Co, LLC

c/o Noble Environmental Power, LLC

8 Railroad Avenue

Second Floor, Suite 8

Essex, CT 06426

Attention:  Vice President Asset Management

Tel:  (860) 581-5010

Fax:  (860) 767-7041

If to Noble Holdco, to:

Noble Environmental Power 2008 Hold Co. Prime, LLC

c/o Noble Environmental Power, LLC

8 Railroad Avenue

Second Floor, Suite 8

Essex, CT 06426

Attention:  Vice President Asset Management

Tel:  (860) 581-5010

Fax:  (860) 767-7041

If to the Class A Equity Investors, to:

EFS Noble II, LLC
c/o GE Energy Financial Services, Inc.
120 Long Ridge Road
Stamford, CT  06927
Attention:  Portfolio Manager - Noble II
Tel:  (203) 357-4000
Fax:  (203) 357-4501

and:

GE Capital Markets, Inc.

3135 Easton Turnpike

Fairfield, CT  06828

Attention:  Donald Kyle

Tel:  (203) 357-3986

Fax:  (203) 357-4897

and:

The address of any additional Class A Equity Investor shall be set forth in the relevant assignment agreement pursuant to which such Class A Equity Investor becomes a member of the Company.

Any Party may change the address or number to which notices to such Party are to be delivered by providing notice of such change to each other Party in the manner set forth above.

6.02.       No Third Party Beneficiaries.  Except as specifically provided in Section 6.03, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest herein.

6.03.       Amendment and Waiver.  Neither this Agreement nor any term hereof may be changed, amended, or terminated orally, but only by written act of all of the Parties (or, in respect of a waiver, the waiving Party or Parties) and, so long as there are any Debt Obligations, the required percentage of Lenders.  No failure or delay on the part of a Party hereto in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

6.04.       Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and legal representatives and permitted assigns.  No Party shall assign its rights and obligations under this Agreement without the prior written consent of the other Parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect; provided that (a) the Company may assign its rights under this Agreement to the Lenders as collateral for the obligations of the Company under the Debt Financing Documents and each other Party shall execute and deliver consents (in form and substance reasonably satisfactory to each such Party) to such assignment as may be reasonably requested by the Lenders; and (b) without the consent of any other Party, any Party may assign its rights and obligations hereunder in connection with a transfer of its Class A Units or Class B Units, as applicable, in accordance with the terms and conditions of the LLC Agreement and the Contribution Agreement.

6.05.       Governing Law.  This Agreement shall be deemed made and prepared and shall be governed, construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws thereof which may require the application of the law of another jurisdiction (other than Section 5-1401 of the General Obligations Law of the State of New York).

6.06.       Jurisdiction; Service of Process.  Each of the Parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any federal court located therein in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State and County of New York; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 6.01.

6.07.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but each of which, when taken together, shall constitute one and the same instrument.

6.08.       Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

6.09.       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, (provided that the substance of the agreement between the Parties is not thereby materially altered) and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

6.10.       Entire Agreement.  This Agreement, together with the LLC Agreement, any consent entered into with the Lenders, any Equity Support Member Pledge Agreement, the Contribution Agreement, and any Class A Equity Guaranty, constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.

6.11.       Confidentiality.

(a)           This Agreement and any information or documentation furnished hereunder or pursuant hereto shall be subject to the confidentiality requirements applicable to the Parties under the Contribution Agreement, including those set forth in Section 6.14 thereof.

(b)           Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the Tax treatment or Tax structure of any transaction contemplated by this Agreement (a “Transaction”) and each Party (and any employee, representative, or agent of any Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all other materials of any kind (including opinions or other Tax analyses) that are provided to any Party to the extent relating to such Tax treatment and Tax structure.  This Section 6.11(b) is intended to prevent the Transactions, including an investment in the Company, from being treated as a “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Code sections 6011, 6111 and 6112 (or any successor provision) and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22), and shall be construed in a manner consistent with such purpose.

6.12.       Further Assurances.  Each Party hereto covenants and agrees (and, on and prior to the Initial Equity Capital Contribution Date, Noble Holdco covenants and agrees that it shall cause the Company) promptly to execute, deliver, file, or record such agreements, instruments, certificates and other documents and to do and perform such other and further acts and things as any other Party hereto may reasonably request or as otherwise may be necessary or proper to consummate the transactions contemplated hereby and to carry out the provisions of this Agreement.  For the avoidance of doubt, each Equity Investor shall use commercially reasonable efforts to assist the Company in providing any information necessary for any required or prudent regulatory filings and approvals, including such information about activities of such Equity Investor and its Affiliates (including filings with the Federal Energy Regulatory Commission under Sections 203, 204 and 205 of the Federal Power Act).

6.13.       Limitations of Liability.  NO PARTY SHALL BE LIABLE (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, EQUITY OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES WHICH CANNOT BE READILY ASCERTAINED AND QUANTIFIED, FOR ANY ACTION OR CLAIM BASED ON, RELATING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE PARTIES ONLY, AND NO RECOURSE SHALL BE AVAILABLE UNDER THIS

AGREEMENT AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY PARTY.

6.14.       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Additional Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

EFS NOBLE II, LLC

By: Aircraft Services Corporation,
Its Managing Member

By:	/s/ Vihang Dholakia
Name: Vihang Dholakia
Title: Vice President

IN WITNESS WHEREOF, the Parties have caused this Additional Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

GE CAPITAL MARKETS, INC.

By:	/s/ Donald B. Kyle
Name: Donald B. Kyle
Title: Managing Director

IN WITNESS WHEREOF, the Parties have caused this Additional Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO., LLC

By:	/s/ Christopher Lowe
Name: Christopher Lowe
Title: Vice President

IN WITNESS WHEREOF, the Parties have caused this Additional Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO. PRIME, LLC

By:	/s/ Christopher Lowe
Name: Christopher Lowe
Title: Vice President

SCHEDULE A

This Schedule A will be a separate worksheet in the Base Case Model.

“Fixed Quarterly Contribution Amount” means, with respect to any Fiscal Quarter, an amount equal to (a) ***% times (b) the Annual Fixed Contribution Amount for the Fiscal Year that includes such Fiscal Quarter.

For purposes of this Schedule A, the following terms are defined as follows (with any capitalized terms used herein and not otherwise defined having the meanings set forth in the ACCA or the Contribution Agreement):

“Annual Fixed Contribution Amount” means, with respect to any Fiscal Year, an amount equal to (a) the Annual Contribution Amount for such Fiscal Year times (b) a fraction, the numerator of which is the Total Fixed Contribution Amount and the denominator of which is the Total Contribution Amount.

“Assumed Second Equity Capital Contribution” means the amount shown for the Second Equity Capital Contribution in the Revised Base Case Model.

“Annual Contribution Amount” means, with respect to a Fiscal Year, (a) ***% times (b) the dollar value of PTCs shown in the Revised Base Case Model as allocable to the Class A Equity Investor during the such Fiscal Year for Eligible Wind Turbines that are the subject of the Initial Equity Capital Contribution and Wind Turbines that are not the subject of the Initial Equity Capital Contribution Date.

“Revised Base Case Model” means the Base Case Model, as revised as of the Initial Equity Capital Contribution Date, assuming that the Second Equity Capital Contribution with respect to all Wind Turbines not funded in the Initial Equity Capital Contribution occurs on June 30, 2009.

“Total Contribution Amount” means (a) ***% times (b) the dollar value of PTCs shown in the Revised Base Case Model as allocable to the Class A Equity Investor during the PTC Period for Eligible Wind Turbines that are the subject of the Initial Equity Capital Contribution and Wind Turbines that are not the subject of the Initial Equity Capital Contribution Date.

“Total Fixed Contribution Amount” means an amount equal to (a) (1) ***% times (2) the sum of (A) the Total Contribution Amount, plus (B) the Initial Equity Capital Contribution, plus (C) the Assumed Second Equity Capital Contribution, minus (b) the Initial Equity Capital Contribution.